Exhibit 10.1

Description of Danny Stein’s Compensation for his Service as Interim Chief Executive Officer

On September 25, 2009, as a result of the resignation of Greg Scholl, the Company’s Chief Executive Officer and President, the Board of Directors of the Company appointed Danny Stein, a member of the Board of Directors, as Interim Chief Executive Officer effective October 1, 2009 for a three-month period.  Mr. Stein was to receive $50,000 as compensation for his role as Interim Chief Executive Officer.

On October 27, 2009, Danny Stein resigned as Interim Chief Executive Officer of the Company.  Mr. Stein received a pro rated portion of his original compensation for the period in which he served as Interim Chief Executive Officer in the amount of $16,666.